Glowpoint Announces Authorization of Stock Buyback Program

DENVER, CO, July 23, 2018 - Glowpoint, Inc. (NYSE American: GLOW), (“Glowpoint” or the “Company”), a managed service provider of video collaboration and network applications, announced today that its Board of Directors has authorized a stock buyback program (the “Program”) to repurchase up to $750,000 of the Company’s common stock.
Share repurchases under the Program may be funded using the Company’s existing cash balance or future cash flows. The Company’s cash balance as of June 30, 2018 was approximately $2.7 million. Future share repurchases under the Program may be made in the open market, in privately negotiated transactions, or pursuant to other means determined by the Company, in each case as permitted by securities laws and other legal requirements. The number of shares purchased under the Program and the timing of any purchases may be based on many factors, including the level of the Company’s available cash, general business conditions, and the pricing of the Company’s common stock. The Program does not obligate the Company to acquire a specific number of shares and may be suspended, modified, or terminated at any time. The Company may enter into Rule 10b5-1 trading plans from time to time under the Program.
“I’m pleased to announce our Board’s authorization of a stock buyback program as this provides us the flexibility to make opportunistic share repurchases when appropriate in the future. Our balance sheet, with $2.7 million of cash and no debt as of June 30, 2018, affords us the ability to make share repurchases in the future that we believe are in the best interest of the Company and our stockholders,” said Glowpoint President and CEO Peter Holst.

About Glowpoint

Glowpoint, Inc. (NYSE American: GLOW) is a managed service provider of video collaboration and network applications. Our services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Our customers include Fortune 1000 companies, along with small and medium sized enterprises in a variety of industries. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements

This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that address activities that Glowpoint assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events, and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2017 and in other filings made by the Company with the SEC from time to time, including the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2018. Any of these factors could cause Glowpoint’s actual results and plans to differ materially from those in the forward-looking statements. Therefore, Glowpoint can give no assurance that its future results will be as estimated. Glowpoint does not intend to, and disclaims any obligation to, correct, update or revise any information contained herein.

INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com